Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 33-45694, 33-27737, 333-44979, 333-101725, 333-101729, 333-110141, and 333-134043 of Scientific Games Corporation on Form S-8 and Registration Statement Nos. 333-84742, 333-74590, 333-110477, 333-124107 and 333-112452 of Scientific Games Corporation (the “Company”) on Form S-3 of our reports dated March 16, 2006, (June 8, 2006 as to the effects of the change in segments discussed in Notes 1a, 1k, 6 and 18) relating to the consolidated financial statements and financial statement schedule of the Company and our report dated March 16, 2006 on management’s report on the effectiveness of internal control over financial reporting appearing in this Current Report on Form 8-K filed on June 8, 2006.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
June 8, 2006